Registration No. 333-47945
                                                  Rule 424 (b)(2)

PRICING SUPPLEMENT No. 3 Dated May 4, 1998 (To Prospectus dated
April 3, 1998)

                         $3,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                  Medium Term Notes

          Due Nine Months or More from Date of Issue
                      ________________

Principal Amount:  $50,000,000

Price to Public:   100%         Proceeds to HFC:  99.928%

Issue Date:  May 7, 1998

Stated Maturity:  May 7, 2002

Redeemable On or After:  Not Applicable.

Initial Interest Rate:  To be determined on May 5, 1998.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Plus .125% (+ 12.5 basis points).

Interest Payment Dates: On the 7th day of February, May, August and November of each year, commencing August 7, 1998, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:    Prudential Securities, Inc.

Agent's Discount or Commission:  .072%


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